EXHIBIT 99.2 Q1 2020 Letter to Shareholders May 7, 2020 | yelp-ir.com

First Quarter 2020
Financial Highlights

- **Net revenue was $250 million,** up 6% from the first quarter of 2019, driven primarily by growth in the number of Paying advertising locations
- **Net loss was ($16) million, or ($0.22) per diluted share,** compared to Net income of $1 million, or $0.02 per diluted share, in the first quarter of 2019, reflecting higher commissions and other employee costs as well as an increase in provision for doubtful accounts
- **Adjusted EBITDA[1] was $17 million,** a decrease of $22 million, or (57%), compared to the first quarter of 2019. Adjusted EBITDA margin decreased 10 percentage points to 7% from the first quarter of 2019
- **Cash provided by operating activities was $41 million for the first quarter of 2020,** and we ended the first quarter with cash, cash equivalents and marketable securities of $491 million


Net revenue
+6%
$236M
$250M
1Q19
1Q20
Net income (loss)
NM[2]
$1M
($16M)
1Q19
1Q20
Adjusted EBITDA[1]
-57%
$39M
17%
$17M
7%
Margin
1Q19
1Q20
App unique devices
-1%
35M
35M
1Q19
1Q20
Paying advertising locations
+6%
529k
562k
1Q19
1Q20
Cumulative reviews
+14%
184M
211M
1Q19
1Q20

Note: Reported figures are rounded; the year-over-year percentage changes are calculated based on reported financial statements and metrics

[1] Refer to the accompanying financial tables for further details and a reconciliation of the non-GAAP measures presented to the most directly comparable GAAP measures.

[2] Percentage change is not meaningful

2 / 22
Yelp Q1 2020

Dear fellow shareholders, From day one, Yelp’s mission has been to connect consumers with great local businesses. While the physical distancing measures and shelter-in-place orders, which are critical to flatten the curve of the COVID- 19 pandemic, have inevitably dealt a devastating blow to local businesses, that mission remains just as strong today as we all navigate these unprecedented times. We have worked quickly to adapt to these changing circumstances while protecting the safety of our employees by swiftly moving our organization to work from home. We have prioritized product efforts to help our consumers and local businesses stay connected with Yelp’s trusted content during this time. We also took difficult, but necessary, steps to reduce our workforce and expenses in order to help maintain our financial stability in the quarters to come. Today is not yet the time to look too far ahead, as the economic outlook remains highly uncertain. Instead, now is the time to focus first on the health and well-being of the Yelp community – our employees, consumers, and local businesses – while operating with flexibility as we maintain financial discipline and a strong liquidity position. By doing this, we believe Yelp will not merely weather the current crisis, but emerge uniquely positioned to partner with local businesses as the economy recovers. 3 22 Yelp 2020 Q1

First quarter results

Pre-COVID-19 trends

We entered 2020 well-positioned to build off of last year's accomplishments and capture more of the pre-COVID $160 billion U.S. local advertising market. **In 2019, we successfully reaccelerated year-over-year revenue growth to a double-digit percentage in the second half, while simultaneously reducing Local sales headcount by 10% by the end of the year.** With these improvements, Adjusted EBITDA margin increased from 19% in 2018 to 21% in 2019.

In 2019, we accelerated growth to double-digits on lower sales headcount



10%
5%
0
-5%
-10%
1Q19
2Q19
3Q19
4Q19
Net Revenue, y/y
Local Sales Headcount, y/y

By the end of February, we saw our strategy gaining momentum. The strong retention and acquisition trends we saw in January had continued and **retention of non-term advertisers' budgets improved by nearly 25% on average compared to January and February of 2019.** As a result, we grew Net revenue by 15% year-over-year in February.

In Home & Local Services, we grew revenue by more than 25% and revenue attributable to Request-A-Quote grew by more than 100% in February 2020 compared to February 2019. In Restaurants, we not only saw continued strength in diners seated via Yelp Reservations and Yelp Waitlist in February, but also saw Other Services revenue growth accelerate to nearly 35% compared to February 2019. After a strong 2019 driven by growth in both new and existing clients, our Multi-location channel revenue again grew by 22% compared to February of 2019. In Local, we saw very strong sales productivity and once again, our new offerings and performance marketing helped grow Self-serve revenue by nearly 40% year-over-year in February.

Home & Local Services revenue growth continued to accelerate



Home & Local Services revenue, y/y
25%
20%
10%
0%
1Q19
2Q19
3Q19
4Q19
1Q20

4
22
Yelp Q1 2020

COVID-19’s impact on first quarter results Page views and searches dramatically declined in March As we entered March, it quickly became clear that COVID-19 was becoming a serious threat in the United States and dramatic restrictions to public life would % change from March 1, 2020 be necessary to slow the spread of the virus. Our large audience of consumers 50% has allowed us to witness the impacts on consumer behavior in real-time. By 0% the end of March, page views and searches for Restaurants—our highest- frequency category—had declined by approximately 60% compared to the -50% beginning of the month, while page views and searches for Services1—our -100% largest revenue category—had declined by approximately 40%. 3/1 3/15 3/31 Restaurants Services When state and local governments mandated the first shelter-in- place restrictions in the second half of March, the impressive retention improvements that we saw in January and February began to reverse. With so Net revenue declined many of our customers shutting their doors and consumers staying at home, 5% y/y in March we saw a substantial reduction in cost-per-click (“CPC”) advertising budgets in Net revenue, y/y the last two weeks of March, with more significant declines in the categories most impacted by social distancing measures, such as Restaurants, Beauty, 15% and Fitness. As a result of these declines and our relief efforts discussed below, Net revenue in March declined by 5% year-over-year. 8% 5 -5% 22 Despite the negative impact of the COVID-19 pandemic in March, our Jan 2020 Feb 2020 first quarter results demonstrated that our strategic plan was working. Mar 2020 Revenue for the quarter was $250 million, up 6% compared to the first quarter of 2019. From a balance sheet perspective, we ended the quarter with $491 million in cash, cash equivalents and marketable securities, and no debt. Yelp 2020 Q1 1 Includes Home, Local, Professional, Auto and other services categories

Yelp’s COVID-19 response Over the past two months, we have been focused on ensuring the well- being and safety of our employees and supporting the local business community we serve. Our executive task force continues to convene frequently to ensure we are well prepared as a company to respond to this rapidly evolving situation. Protecting our employees To protect the safety of our employees and do our part to help “flatten the curve,” we took early and swift action to migrate our workforce to work from home. With the Bay Area an early COVID-19 hotspot, we began transitioning our San Francisco office to fully remote on March 6th, quickly followed by our New York office on March 11th, with other offices making the transition shortly afterwards. As a company with thousands of employees, we have been highly encouraged by the operational agility and speed with which our team has adapted to this new work from home environment given the difficult circumstances. 6 22 Yelp 2020 Q1

Supporting consumers and local businesses

Now fully remote, our product and engineering teams have been hard at work to create useful tools to help local businesses and consumers stay connected during these extraordinary circumstances. To help consumers navigate their new local landscape, we've updated our home screen and search rankings to showcase relevant businesses, such as restaurants offering delivery and takeout or essential home services. We also launched a COVID-19 banner alert for businesses to notify their customers with important information at the top of their business page and, through our partnership with Grubhub, we've enabled a "contact-free" delivery option for food orders placed through Yelp.

As part of our efforts to support local businesses, on March 20th, we announced a $25 million relief initiative primarily to support local Restaurant and Nightlife businesses, which have been particularly devastated by COVID-19. The relief package consists of waived advertising fees along with free advertising and subscription products and services. For our Yelp Reservations and Yelp Waitlist customers, we are waiving subscription fees for three months and, for all local Restaurant and Nightlife businesses, we are offering free access to Yelp Connect so that these businesses can post timely updates and communicate with their customers. Our product team also created new Business Highlights attributes for businesses to showcase relevant offerings, such as virtual estimates or whether they offer delivery or takeout during COVID-19. **These new attributes have been rapidly adopted by business owners, with more than 120,000 active locations by the end of April.** We've also implemented special review content guidelines to protect local businesses from reputational harm related to these extraordinary circumstances.

These initiatives will not only benefit our local business community, but it is our hope that they will help foster long-term relationships with business owners and further cement Yelp's standing as a trusted local resource for consumers and businesses alike. As we continue monitoring the impact of COVID-19 on local businesses, we plan to evaluate opportunities to extend these initiatives.

New COVID-19 products provide consumers with timely and relevant business information

COVID-19 Banner Alert


La Viga Seafood & Cocina Mexicana
COVID-19 Update:
A message from this business
We're still here for you! Offering take-out and delivery Monday - Saturday 12pm-7pm. Items include La Viga favorites an...
See details

COVID-19 Business Highlights


Sumac
Highlights from the business
Gift cards during COVID-19
Takeout during COVID-19
Delivery during COVID-19

7 / 22
Yelp Q1 2020

Preserving liquidity While we believe that our efforts will help maintain Yelp’s relevance connecting local businesses to consumers who are staying at home, many of these businesses have understandably been forced to pause or reduce spending on the products and services that Yelp provides. The duration and magnitude of the economic impact on local businesses from this crisis is unknown, but such customer headwinds will continue to have a direct impact on our revenue. To help Yelp get through this period of great uncertainty, we have taken action to reduce our operating costs, including the incredibly hard decision to reduce our workforce. At the beginning of April, our Board approved a restructuring plan that Cost-savings initiatives resulting in included workforce reductions affecting approximately 1,000 employees ~$70M in reduced operating expenses and furloughs affecting approximately 1,100 additional employees, as well ~$70M as salary reductions and reduced-hour work weeks. We’ve also reduced the salaries of our executive team by 30%, while Jeremy will not draw a salary for the remainder of this year and will forgo the shares subject to his 2020 207M stock awards that would have vested in 2020. Our Board has also reduced their cash compensation (or shares received in lieu of cash compensation) 1Q20 2Q20E 8 for 2020 by 25%. These changes came as part of a broader effort to 22 reposition our cost base to preserve liquidity and mitigate the financial impacts of the crisis. In total, we anticipate the cost-savings resulting from these efforts will yield approximately $70 million in reduced operating expenses in the second quarter of 2020, compared to the first quarter. As revenue recovers, we plan to return reduced-time and furloughed employees to full-time active roles later in the year. Yelp 2020 Q1

Within Sales and marketing, our large organically-driven audience has Retaining engineering capacity historically enabled us to spend relatively little on consumer marketing, which to support new and existing product initiatives we view as a competitive advantage over the long-term. However, this also means that a higher percentage of our costs are fixed and, as a result, we Yelp Connect have less flexibility during circumstances such as these. Therefore, in order to respond to decreased advertiser demand, we’ve reduced our Sales and marketing headcount through both reductions and furloughs. Even with these reductions, we are encouraged by the Local sales team’s hard work and tenacity, which led them to achieve similar levels of productivity in the second half of April compared to the beginning of the month, despite much lower headcount. In Multi-location, we are maintaining higher levels of investment in National to support a quick rebound once the initial phase of the crisis passes. In Product development, we retained engineering capacity to support new COVID-19-specific functionality for consumers and businesses as well as to continue existing efforts to drive more value to our advertisers and increase monetization. Within our General and administrative functions, we lowered expenses through reductions and furloughs in areas not critical at this time, such as Recruiting and Workplace. 9 22 Today, we no longer hold any corporate securities, having sold all of our Taking steps to preserve liquidity positions for a modest gain in aggregate between mid-March and mid-April. Cash, Cash Equivalents, We further strengthened our liquidity on May 5th by entering into a and Marketable Securities three-year revolving credit facility with Wells Fargo that provides for $491M $466M aggregate revolving loans of up to $75 million and includes a standby 207M letter of credit with a sub-limit of $25 million. In addition to our cost-savings initiatives, we have also decided to defer share repurchases under our stock repurchase program indefinitely. 4Q19 1Q20 While the ultimate duration of and impacts to our business from COVID-19 remain uncertain, we believe that the steps we have taken will enable us to weather the pandemic under a range of scenarios. Yelp 2020 Q1

Reinvesting in our business We will continue to closely monitor key measures of business performance including consumer traffic, CPC advertising budgets, sales productivity, and advertiser retention and will make any operating decisions, such as recalling furloughed employees, accordingly. Similar to the impact of the virus, we anticipate that the timing and pace of recovery will vary by category and geography. Using California—our largest market by revenue and users—as an example, CA Services’ budgets stabilized the state was one of the first to implement a statewide shelter-in-place order, in the second half of April and also one of the first where we saw a significant decline in searches and page views. That said, we are encouraged by early signs of stabilization. In recent weeks, our traffic, measured by page views and searches on Yelp, has stabilized at approximately 50% of pre-pandemic levels. Further, in our Services category, we have seen modest improvements in traffic in the second 3/15 3/31 4/15 4/30 half of April, leading to consistent demand for our high purchase intent leads, both through our Self-serve and Local rep channels. In fact, in the second- half of April, CPC advertising budgets in the category remained stable after declining by more than 25% from mid-March to mid-April. We are closely watching the retention trends of these businesses and continuing our 10 efforts to drive more value to advertisers, as well as exploring new ways to 22 help them attract consumers at present and throughout the recovery. As conditions improve, we plan to selectively reinvest to capture growth opportunities. Multi-location and Self-serve, our most accretive sales channels, have the capacity to reaccelerate faster and continue to become a larger portion of our revenue. We plan to utilize B2B performance marketing as a variable cost lever to help generate Self-serve claims and advertising starts, giving us the flexibility to scale up or down during the economic recovery. We will also be prudent in optimizing our fixed-cost structure in facilities and infrastructure to reduce our footprint over time and cast a broader geographic net for talent. Yelp 2020 Q1

In summary, While we cannot estimate when this pandemic will subside, we do know that we will continue to support our employees, customers, and local communities, which we believe will result in a stronger, more resilient business in the long- run. We could not be more proud of the adaptability, empathy and operational excellence demonstrated by the team over these last few months, overcoming the largest obstacles we have seen in our 15 years as a company. We entered this pandemic on the back of strong performance over the preceding quarters, and we believe we have made the operational and financial decisions necessary to maintain our financial strength through it. We believe Yelp has a critical role to play in the recovery to come, both supporting existing businesses and helping introduce and grow new businesses. We remain confident in Yelp’s durability through this unique period and stay committed to our mission of connecting people with great local businesses. Sincerely, 11 22 Jeremy Stoppelman David Schwarzbach Yelp 2020 Q1

First Quarter
2020 Financial Review

Revenue

Net revenue grew to $250 million in the first quarter of 2020, a 6% increase over the first quarter of 2019.



Net revenue
+6%
$236M
$250M
1Q19
1Q20

Advertising revenue was $240 million in the first quarter of 2020, a 6% increase over the first quarter of 2019, driven by year-over-year growth in the number of Paying advertising locations. **The number of Paying advertising locations in the first quarter grew 6% year-over-year to 562,000,** reflecting continued improvements in Local customer retention through the end of February and an increase in revenue generated from existing national customers. However, the number of Paying advertising locations decreased by 3,000 locations from the fourth quarter of 2019 following the conclusion of certain national advertisers' seasonal campaigns. The increases in advertising revenues were partially offset by the relief that we provided to local businesses most impacted by the COVID-19 pandemic in the form of waived advertising fees and free advertising products and services.

Transactions revenue was $3 million in the first quarter of 2020, down 20% from the first quarter of 2019, due to a decrease in transaction volume.

Other services revenue was $7 million in the first quarter of 2020, up 28% from the first quarter of 2019, primarily driven by growth in Yelp Waitlist and Yelp Reservations subscription revenue.

	Three Months Ended March 31,			
Net revenue by product	2020		2019	
Advertising	$	240,093	$	227,033
Transactions		2,639		3,307
Other services		7,169		5,602
Total net revenue	**$**	**249,901**	**$**	**235,942**

12 / 22
Yelp Q1 2020

Operating expenses & Adjusted EBITDA Cost of revenue (exclusive of depreciation and amortization) was $17 COR % of Revenue million in the first quarter of 2020, up $3 million, or 18%, compared to the first quarter of 2019, driven by an increase in advertising fulfillment costs as well as 6% 7% increased website infrastructure expense. 1Q19 1Q20 Gross profit was $233 million in the first quarter of 2020, up 5% from the first quarter of 2019, while Gross margin of 93% was slightly lower than 94% in the first quarter of 2019. Sales and marketing expenses totaled $137 million in the first quarter of S&M % of Revenue 2020, up 10% from the prior-year period. The increase in expense was driven by higher commissions earned from stronger sales force productivity and 55% 53% higher employee costs due to growth in Multi-location sales team headcount. The increase in employee costs was also attributable to accelerated amortized commission expenses due to lower expected customer life as a result of COVID-19. 1Q19 1Q20 13 22 Product development expenses were $67 million in the first quarter of 2020, PD % of Revenue up 16% compared to the first quarter of 2019, driven by higher employee costs as we expanded our product development and engineering teams to deliver 25% 27% our 2020 product initiatives. 1Q19 1Q20 General and administrative expenses were $44 million in the first quarter of 2020, up 39%, or $12 million, compared to the first quarter of 2019, primarily due to an increase in provision for doubtful accounts resulting from an G&A % of Revenue anticipated increase in the rate of delinquencies due to the COVID-19 pandemic. 17% 13% Total costs and expenses were $277 million in the first quarter of 2020, up 1Q19 1Q20 16% from $240 million in the first quarter of 2019. Yelp 2020 Q1

Income tax benefit was $9 million in the first quarter of 2020, compared to $1 million in the first quarter of 2019. The increase in the benefit from income taxes was primarily due to year-to-date pre-tax losses and benefits from net operating loss carryback provisions adopted under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). Net income (loss) NM $1M Net loss was ($16) million in the first quarter of 2020 compared to Net income ($16M) of $1 million in the first quarter of 2019. 1Q19 1Q20 Adjusted EBITDA was $17 million in the first quarter of 2020, a 57% decrease from $39 million in the first quarter of 2019. Adjusted EBITDA margin declined to 7% in the first quarter of 2020 compared with 17% in the year-ago quarter, Adjusted EBITDA driven by higher Sales and marketing expenses as well as General and administrative expenses. -57% $39M $17M 17% 7% Margin Balance sheet and cash flow 14 1Q19 1Q20 22 At the end of March 2020, we held $491 million in cash, cash equivalents and marketable securities on our consolidated balance sheet, with no debt. Yelp 2020 Q1

Business Outlook Given the uncertainty related to the ongoing COVID-19 pandemic and the Expected April Revenue related impact on local economies, we are not providing a formal Business Outlook at this time. Instead, we are providing some details about our recent -35% April performance. Though we are still in the process of closing the books, we anticipate that revenue in April will decline by approximately 35% compared to April 2019 due to significant reductions in advertisers’ budgets 60m and our relief initiatives described above. However, our April performance is not necessarily indicative of our expected performance for the remainder April 2019 April 2020 of the second quarter; our revenue may be lower in May and June as a result of the continued challenging environment for local businesses, the potential extension of our relief initiatives, and uncertainty regarding our continued salesforce productivity as well as consumer behavior and its impacts on user engagement. Expected Operating Expenses ~$70M Additionally, as a result of our cost savings initiatives, we expect a reduction 15 in operating expenses of approximately $70M in the second quarter 207M 22 compared to the first quarter of 2020, which excludes a one-time restructuring charge of approximately $4 to $5 million expected for the full year. 1Q20 2Q20 Quarterly Earnings Webcast Yelp will host a live webcast today at 2:00 p.m. PST to discuss the first quarter 2020 financial results.The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website. About Yelp Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos and review content, Yelp provides a one-stop local platform for consumers to discover, connect, and transact with local businesses of all sizes by making it easy to request a quote, join a waitlist, and make a reservation, appointment, or purchase. Yelp was founded in San Francisco in July 2004. Yelp 2020 Q1

Condensed Consolidated Balance Sheets (In thousands; unaudited) March 31, December 31, 2020 2019 Assets Current assets: Cash and cash equivalents $ 364,576 $ 170,281 Short-term marketable securities 122,618 242,000 Accounts receivable, net 85,875 106,832 Prepaid expenses and other current assets 21,804 14,196 Total current assets 594, 873 533,309 Long-term marketable securities 3,500 53,499 Property, equipment and software, net 110,141 110,949 Operating lease right-of-use assets 199,053 197,866 Goodwill 103,976 104,589 Intangibles, net 9,304 10,082 Restricted cash 22,332 22,037 Other non-current assets 42,045 38,369 16 Total assets $ 1,085,224 $ 1,070,700 22 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable and accrued liabilities $ 74,702 $ 72,333 Operating lease liabilities - current 62,342 57,507 Deferred revenue 3,637 4,315 Total current liabilities 140,681 134,155 Operating lease liabilities - long-term 175,073 174,756 Other long-term liabilities 7,038 6,798 Total liabilities 322,792 315,709 Stockholders’ equity Common stock – – Additional paid-in capital 1,283,885 1,259,803 Accumulated other comprehensive loss (12,863) (11,759) Accumulated deficit (508,590) (493,053) Total stockholders' equity 762,432 754,991 Total liabilities and stockholders' equity $ 1,085,224 $ 1,070,700 Yelp 2020 Q1

Condensed Consolidated Statements of Operations (In thousands, except per share data; unaudited) Three Months Ended March 31, 2020 2019 Net revenue $ 249,901 $ 235,942 Costs and expenses: Cost of revenue1 16,847 14,265 Sales and marketing1 137,297 124,316 Product development1 67,113 58,075 General and administrative1 43,536 31,292 Depreciation and amortization 12,358 11,876 Total costs and expenses 277,151 239,824 Loss from operations (27,250) (3,882) Other income, net 2,383 4,691 (Loss) Income before income taxes (24,867) 809 Benefit from income taxes (9,364) (556) Net (loss) income attributable to 17 $ (15,503) $ 1,365 common stockholders 22 Net (loss) income per share attributable to common stockholders: Basic $ (0.22) $ 0.02 Diluted $ (0.22) $ 0.02 Weighted-average shares used to compute net (loss) income per share attributable to common stockholders: Basic 71,548 81,772 Diluted 71,548 85,087 1Includes stock-based compensation expense as follows: Three Months Ended March 31, 2020 2019 Cost of revenue $ 1,043 $ 1,244 Sales and marketing 7,696 7,687 Product development 17,755 16,075 General and administrative 5,256 6,313 Total stock-based compensation $ 31,750 $ 31,319 Yelp 2020 Q1

Condensed Consolidated Statements of Cash Flows (In thousands; unaudited) Year Ended March 31, 2020 2019 Operating activities Net (loss) income attributable to common stockholders $ (15,503) $ 1,365 Adjustments to reconcile net (loss) income to net cash provided by operating activities: Depreciation and amortization 12,358 11,876 Provision for doubtful accounts 15,933 4,264 Stock-based compensation 31,750 31,319 Non-cash lease cost 10,378 9,751 Deferred income taxes (7,450) (1,259) Other adjustments, net (287) (1,159) Changes in operating assets and liabilities: Accounts receivable 5,024 (6,260) Prepaid expenses and other assets (4,118) (5,292) Operating lease liabilities (6,663) (9,948) Accounts payable, accrued liabilities and other liabilities (636) 6,372 Net cash provided by operating activities 40,786 41,029 18 22 Investing activities Sales and maturities of marketable securities - available-for-sale 164,215 - Purchases of marketable securities - held-to-maturity (87,438) (157,567) Maturities of marketable securities - held-to-maturity 93,200 201,497 Purchases of property, equipment and software (7,053) (8,991) Other investing activities 295 215 Net cash provided by investing activities 163,219 35,154 Financing activities Proceeds from issuance of common stock for employee stock-based plans 2,585 1,145 Repurchases of common stock - (102,126) Taxes paid related to net share settlement of equity awards (11,514) (12,497) Net cash used in financing activities (8,929) (113,478) Effect of exchange rate changes on cash, cash equivalents and restricted cash (486) (65) Change in cash, cash equivalents and restricted cash 194,590 (37,360) Cash, cash equivalents and restricted cash - Beginning of period 192,318 354,835 Cash, cash equivalents and restricted cash - End of period $ 386,908 $ 317,475 Yelp 2020 Q1

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands; unaudited) Three Months Ended March 31, 2020 2019 Reconciliation of Net (Loss) Income to EBITDA and adjusted EBITDA: Net (loss) income $ (15,503) $ 1,365 Benefit from income taxes (9,364) (556) Other income, net (2,383) (4,691) Depreciation and amortization 12,358 11,876 EBITDA $ (14,892) $ 7,994 Stock-based compensation 31,750 31,319 Adjusted EBITDA $ 16,858 $ 39,313 Net revenue $ 249,901 $ 235,942 Adjusted EBITDA margin 7% 17% 19 22 Yelp 2020 Q1

Non-Financial Metrics

	1Q18	2Q18	3Q18	4Q18	1Q19	2Q19	3Q19	4Q19	1Q20
Key operational metrics (in thousands)									
App Unique Devices[1]	30,115	32,062	34,025	32,891	35,001	36,737	37,662	35,599	34,650
Paying Advertising Locations[2]	508	517	524	541	529	549	563	565	562
Sales Headcount	3,300	3,350	3,700	3,850	3,450	3,300	3,650	3,600	3,450
Active Claimed Local Business Locations[3,4]	3,870	4,037	4,180	4,310	4,467	4,616	4,772	4,913	5,071
Other non-financial metrics (in thousands)									
Cumulative Reviews	155,328	162,969	170,865	177,385	184,386	191,735	199,309	205,382	210,828
Desktop Unique Visitors[1]	73,668	73,939	68,807	62,140	62,779	61,797	62,427	54,006	52,252
Mobile Web Unique Visitors[1]	69,901	72,328	74,789	69,148	68,891	76,650	80,590	68,756	62,702
Total Headcount	5,250	5,300	5,700	6,000	5,550	5,400	5,900	5,950	5,850
Percentage of advertising revenue by category									
Home & Local Services	32%	33%	34%	33%	33%	35%	36%	36%	38%
Restaurants	14%	14%	14%	14%	14%	13%	14%	14%	13%
Beauty & Fitness	12%	12%	12%	12%	12%	12%	12%	12%	12%
Health	11%	10%	10%	10%	10%	10%	9%	9%	9%
Shopping	8%	8%	8%	9%	8%	8%	8%	8%	7%
Other	23%	22%	21%	22%	22%	21%	21%	21%	22%

Note: Desktop unique visitors and mobile website unique visitors are calculated using Google Analytics, while we calculate App Unique Devices internally. For further discussion of the differences in how these metrics are calculated and their limitations, please review the "Key Metrics-Traffic" section of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

[1]On a monthly average basis

[2]All business locations associated with a business account from which we recegonize revenue in a given month, averaged for the quarter

[3]Active claimed local business locations represent the number of active business locations that are associated with an active business owner account as of a given date. Active business locations consist of all business locations that are listed on our platform that have not been marked as closed as of a given date. A business location becomes associated with a business owner account when a business representative visits our platform and claims the free business listing page associated with the business.

[4]Reflects updated methodology for calculating Active Claimed Local Business Locations

More information about the Company, including the factors that could affect the Company's operating results, is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Quarterly or Annual Report filed with the SEC, available at www.yelp-ir.com or the SEC's website at www.sec.gov.

Yelp Q1 2020 20/22

Non-GAAP Financial Measures

This letter and statements made during the above referenced webcast may include information relating to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, each of which is a "non-GAAP financial measure."

We define EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; and depreciation and amortization.

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are key measures used by Yelp management and the board of directors to understand and evaluate core operating performance and trends, to prepare and approve Yelp's annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP").

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of Yelp's financial results as reported under GAAP. Some of these limitations are:

- although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
- EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, Yelp's working capital needs;
- EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available to Yelp;
- Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
- Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance; and
- other companies, including those in Yelp's industry, may calculate EBITDA and Adjusted EBITDA differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider EBITDA, Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, net income (loss) and Yelp's other GAAP results.

Forward-Looking Statements

This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding:

- Yelp's plans to operate with flexibility while maintaining financial discipline and a strong liquidity position, and its belief that such actions will allow it to weather the COVID-19 pandemic under a range of scenarios and uniquely position it to partner with local businesses as the economy recovers;
- The anticipated cost savings resulting from Yelp's efforts to reposition its cost base to preserve liquidity and mitigate the financial impacts of the COVID-19 crisis;
- Yelp's maintenance of higher levels of investment in its National business;
- Yelp's plans regarding its operating decisions during the crisis and recovery, such as recalling furloughed employees and returning its reduced-time employees to full-time active roles, including the timing of such decisions;
- Yelp's expectations about the timing and pace of recovery and its investment plans as conditions improve, including using performance marketing as a variable cost lever;

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Yelp Q1 2020

> The capacity of Multi-location and Self-serve to reacceler- > Yelp’s ability to generate and maintain sufficient high ate faster than other parts of the business and become a quality content from its users; larger portion of Yelp’s revenue; > Potential strategic opportunities and Yelp’s ability to > Yelp’s product priorities during the crisis and recovery and successfully manage the acquisition and integration of their effect on helping maintain Yelp’s relevance; new businesses, solutions or technologies, as well as to monetize the acquired products, solutions or technologies; > Yelp’s plan to be prudent in optimizing its fixed cost structure in facilities and infrastructure to reduce its > Yelp’s reliance on traffic to its website from search engines footprint over time and cast a broader geographic net like Google and Bing and the quality and reliability of for talent; such traffic; > Yelp’s relief initiatives for local businesses and their results, > maintaining a strong brand and managing negative including Yelp’s hope that they will help foster long-term publicity that may arise; and relationships with business owners and further cement Yelp’s ability to timely upgrade and develop its systems, Yelp’s standing as a trusted local resource, and Yelp’s belief > infrastructure and customer service capabilities. that such efforts will make it a stronger, more resilient business in the long run; > Yelp’s belief that it has made the operational and financial Factors that could cause or contribute to such differences decisions necessary to preserve its liquidity and maintain also include, but are not limited to, those factors that could its financial strength through the pandemic; affect Yelp’s business, operating results and stock price > Yelp’s expected revenue for April 2020 and the potential included under the captions “Risk Factors” and “Manage- factors affecting revenue for the remainder of the second ment’s Discussion and Analysis of Financial Condition and quarter, as well as its GAAP expenses for the second quar- Results of Operations” in Yelp’s most recent Annual Report on ter and second half of 2020; and Form 10-K or Quarterly Report on Form 10-Q at http://www. yelp-ir.com or the SEC’s website at www.sec.gov. > The potential expansion of Yelp’s local business relief initia- 22 tives and the impact of such relief efforts on 22 Yelp’s revenue. Undue reliance should not be placed on the forward-looking Yelp’s actual results could differ materially from those pre- statements in this letter or the above-referenced webcast, dicted or implied by such forward-looking statements and which are based on information available to Yelp on the date reported results should not be considered as an indication of hereof. Such forward-looking statements do not include the future performance. Factors that could cause or contribute to potential impact of any acquisitions or divestitures that may such differences include, but are not limited to: be announced and/or completed after the date hereof. Yelp > The impact of fears or actual outbreaks of disease, includ- assumes no obligation to update such statements. ing COVID-19, and any resulting changes in consumer behavior, economic conditions or governmental actions; > maintaining and expanding Yelp’s base of advertisers, particularly as many businesses reduce spending on adver- tising as a result of closures or operating restrictions in connection with the COVID-19 pandemic; > Yelp’s limited operating history in an evolving industry; > Yelp’s ability to generate sufficient revenue to regain profit- ability, particularly in light of the ongoing impact of COVID- 19 and Yelp’s relief initiatives; Yelp 2020 Q1